Filed Pursuant to Rule 424(b)(3)

SEC File No. 333-124621

PROSPECTUS

$48,000,000

OAKMONT ACQUISITION CORP.

8,000,000 Units

Oakmont Acquisition Corp. is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business. We have not identified or been provided with the identity of, or had any direct or indirect contact with, a potential target business. No person or entity either representing us or affiliated with us has taken any direct or indirect measures to locate a target business, nor have we been approached by unaffiliated sources offering potential candidates. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on acquiring a manufacturing and distribution company in the industrial sector headquartered in North America.

This is an initial public offering of our securities. Each unit that we are offering consists of:

•	one share of our common stock; and

•	two warrants.

Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination and July 12, 2006 and will expire on July 11, 2009 or earlier upon redemption.

We have granted the underwriters a 45-day option to purchase up to 1,200,000 additional units solely to cover over-allotments, if any (over and above the 8,000,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to Morgan Joseph & Co. Inc., the representative of the underwriters, for $100, as additional compensation, an option to purchase up to a total of 720,000 units at a per-unit offering price of $7.50. The units issuable upon exercise of this option are identical to those offered by this prospectus, except that each warrant underlying this option entitles the holder to purchase one share of our common stock at a price of $5.70. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units, common stock or warrants. We anticipate that the units will be quoted on the OTC Bulletin Board under the symbol OMACU on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately beginning on the 90th day after the date of this prospectus unless Morgan Joseph & Co. Inc. determines that an earlier date is acceptable. Once the securities comprising the units begin separate trading, the common stock and warrants will be traded on the OTC Bulletin Board under the symbols OMAC and OMACW, respectively.

Investing in our securities involves a high degree of risk. See “ Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount and Commissions	Proceeds, Before Expenses, To Us
Per Unit	$6.00	$0.42	$5.58
Total	$48,000,000	$3,360,000	$44,640,000

Of the net proceeds we receive from this offering, $43,140,000 ($5.39 per unit) will be deposited into a trust account at Comerica Bank maintained by Continental Stock Transfer & Trust Company acting as trustee.

We are offering the units for sale on a firm-commitment basis. Morgan Joseph & Co. Inc., acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about July 18, 2005.

MORGAN JOSEPH	WELLS FARGO SECURITIES

The date of this prospectus is July 12, 2005

PROSPECTUS SUMMARY

This summary highlights material information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to Oakmont Acquisition Corp. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters have not exercised their over-allotment option and Morgan Joseph & Co. has not exercised its purchase option.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Unless we tell you otherwise, the term “business combination” as used in this prospectus means an acquisition of an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. In addition, unless we tell you otherwise, the term “initial stockholder” as used in this prospectus refers to those persons who held shares of our common stock prior to the date of this prospectus. Further, unless we tell you otherwise, the term “public stockholder” as used in this prospectus refers to those persons who purchase the securities offered by this prospectus and any of our initial stockholders who purchase these securities either in this offering or afterwards provided that our initial stockholders’ status as “public stockholders” shall only exist with respect to those securities so purchased. Unless the context indicates otherwise, certain numbers in this prospectus have been rounded and, therefore, are approximate.

We are a blank check company organized under the laws of the State of Delaware on April 15, 2005. We were formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business. We have not identified or been provided with the identity of, or had any direct or indirect contact with, a potential target business. No person or entity either representing us or affiliated with us has taken any direct or indirect measures to locate a target business, nor have we been approached by unaffiliated sources offering potential candidates. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on acquiring a manufacturing and distribution company in the industrial sector headquartered in North America. To date, our efforts have been limited to organizational activities and activities related to this offering.

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets at the time of such acquisition. Consequently, it is likely that we will have the ability to effect only a single business combination. Although we are permitted to raise funds privately or through loans that would allow us to acquire a company with a fair market value in an amount greater than 80% of our net assets at the time of such acquisition, we have not entered into or discussed such financing arrangements with any third party, and there is no assurance that any such financing, if desired, would be available on acceptable terms, if at all.

Our executive offices are located at 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304 and our telephone number is (248) 220-2001.

THE OFFERING

Securities offered	8,000,000 units, at $6.00 per unit, each unit consisting of:

•	one share of common stock; and

•	two warrants

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately on the 90th day after the date of this prospectus unless Morgan Joseph & Co. determines that an earlier date is acceptable. In no event will Morgan Joseph & Co. allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K with the Securities and Exchange Commission, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place on July 18, 2005. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K. Although we will not distribute copies of the Current Report on Form 8-K to individual unit holders, the Current Report on Form 8-K will be available on the Web site of the Securities and Exchange Commission after filing. See the section appearing elsewhere in this prospectus entitled “Where You Can Find Additional Information.”

Common Stock:

Number outstanding before this offering	2,000,000 shares
Number to be outstanding after this offering	10,000,000 shares

Warrants:

Number outstanding before this offering	0 warrants
Number to be outstanding after this offering	16,000,000 warrants

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period	The warrants will become exercisable on the later of:

•	the completion of a business combination with a target business; and

•	July 12, 2006.

The warrants will expire at 5:00 p.m., New York City local time, on July 11, 2009 or earlier upon redemption.

Redemption	We may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $.01 per warrant;

•	at any time after the warrants become exercisable;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•	if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Proposed OTC Bulletin Board symbols for our:

Units	OMACU
Common Stock	OMAC
Warrants	OMACW

Offering proceeds to be held in trust

$43,140,000 of the proceeds of this offering ($5.39 per unit) will be placed in a trust account at Comerica Bank maintained by Continental Stock Transfer & Trust Company, as trustee, pursuant to an agreement to be signed on the date of this prospectus. These proceeds will not be released until the earlier of (i) the completion of a business combination on the terms described in this prospectus and (ii) our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $1,100,000, after payment of the expenses related to this offering). We could use the proceeds of this offering not held in trust to fund a down payment or lock-up payment with respect to a proposed business combination, although we do not have any intention to do so. Depending on the size of such payment and the amount of funds already expended for due diligence and related expenses, our forfeiture of such payments, whether as a result of our breach or otherwise, would likely result in our not having sufficient funds to continue searching for or conducting due diligence with respect to a target business, or conducting similar operations. Without additional financing after such an event, we could be unable to complete a business combination.

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Public stockholders must approve business combination

We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in connection with or following this offering in any manner as they may determine in their discretion. We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both vote against the business combination and exercise their conversion rights described below.

Conversion rights for stockholders voting to reject a business combination

Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account, including any interest earned on their portion of the trust account, if the business combination is approved and completed.

Liquidation if no business combination

We will dissolve and promptly distribute only to our public stockholders the amount in our trust account plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period). Our charter does not permit our initial stockholders to participate in any liquidation distribution occurring upon our failure to consummate a business combination with respect to those shares of common stock acquired by them prior to this offering; however, they may participate in any liquidation distribution with respect to any shares of common stock issued in this offering, which they acquire in connection with or following this offering. There will be no distribution from our trust account with respect to our warrants, and all rights with respect to our warrants will effectively cease upon our liquidation.

Escrow of management shares

On the date of this prospectus, all of our initial stockholders, including all of our officers and directors, will place the shares they owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferable during the escrow period and will not be released from escrow until July 12, 2008.

Payments to Insiders	There will be no fees or other cash payments paid to our existing security holders or our officers or directors other than:

•	repayment of a $75,000 non-interest bearing loan made by Robert J. Skandalaris and Michael C. Azar:

•	payment of $7,500 per month to Quantum Value Management, LLC, which is owned by Robert J. Skandalaris, Michael C. Azar, Patrick T. Flynn and David J. Langevin, for office space and related services; and

•	reimbursement of out-of-pocket expenses incurred by Quantum Value Management, LLC or our directors and officers in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations.

Payments to the representative of the underwriters	There will be no fees or other cash payments paid to Morgan Joseph & Co., the underwriters’ representative, other than reimbursement of approximately $7,000 in out-of-pocket expenses.

In addition, we have agreed to sell to Morgan Joseph & Co., for $100, an option to purchase up to a total of 720,000 units at a per-unit offering price of $7.50 (125% of the offering price of each unit sold in the offering). The units issuable upon exercise of this option are identical to those sold in the offering, except that each warrant underlying this option entitles the holder to purchase one share of our common stock at a price of $5.70 (114% of the exercise price of each warrant included in the units sold in the offering).

The underwriters’ representative will also receive its portion of the underwriting discount, the aggregate amount of which is $3,360,000 for all underwriters.

RISKS

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, which are described in the section entitled “Management” appearing elsewhere in this prospectus, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 7 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	April 18, 2005
	Actual	As Adjusted
Balance Sheet Data:
Working capital	$24,121	$44,264,121
Total assets	100,000	44,264,121
Total liabilities	75,879	—
Value of common stock which may be converted to cash ($5.39 per share)	—	8,623,686
Stockholders’ equity	24,121	35,640,435

The “as adjusted” information gives effect to the sale of the units we are offering including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale.

The working capital (as adjusted) and total assets (as adjusted) amounts include the $43,140,000 being held in the trust account, which will be available to us only in connection with the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust account will be distributed solely to our public stockholders.

Our certificate of incorporation prohibits us from proceeding with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 8,000,000 shares of common stock sold in this offering, or 1,599,200 shares of common stock, at an initial per-share conversion price of $5.39, without taking into account interest earned on the trust account if we choose to pursue the business combination, and such business combination is completed. The actual per-share conversion price will be equal to:

•	the amount in the trust account, including all accrued interest, as of two business days prior to the proposed consummation of the business combination; divided by

•	the number of shares of common stock sold in this offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our securities. If any of the following risks occur, our business, financial condition and results of operations may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business as described in this prospectus. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination. We cannot assure you as to when or if a business combination will occur.

If we are not able to consummate a business combination within the required time frame and are forced to liquidate and distribute the trust account, our public stockholders will receive less than $6.00 per share and our warrants will expire worthless.

We must complete a business combination with a fair market value of at least 80% of our net assets at the time of acquisition within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period). If we fail to consummate a business combination within the required time frame, we will be forced to liquidate our assets. We may not be able to find a suitable target business within the required time frame.

If we are unable to complete a business combination and are forced to liquidate our assets, the per-share liquidation distribution will be less than $6.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants, which will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination—Liquidation if no business combination.”

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that we have not yet identified, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC, upon consummation of this offering including an audited balance sheet demonstrating this fact, we believe that we are exempt from rules promulgated by the SEC to protect investors of blank check companies, such as Rule 419 promulgated under the Securities Act of 1933, as amended. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we do not believe we are subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section appearing elsewhere in this prospectus entitled “Comparison to offerings of blank check companies.”

If third parties bring claims against us, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders would be less than $5.39 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders and the per-share liquidation price could be less than $5.39, plus interest, due to claims of such creditors. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, Robert J. Skandalaris, our chairman of the board and chief executive officer, and Michael C. Azar, our president, will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or various vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, we cannot assure you that Messrs. Skandalaris and Azar will be able to satisfy those obligations.

Since we have not yet identified any target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of any particular target business’ operations or the industry or business in which we may ultimately operate.

Although we intend to focus our efforts on acquiring a manufacturing and distribution company in the industrial sector headquartered in North America, we may acquire a company operating in any industry we choose. Additionally, we have not yet identified or approached any prospective target business. Accordingly, there is no reliable basis for you to currently evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of target businesses, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination—We have not identified or approached any target business.”

We may issue shares of our capital stock or debt securities to complete a business combination which would reduce the equity interest of our stockholders and could likely cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 35,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 6,840,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Morgan Joseph & Co., the representative of the underwriters) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we will, in all likelihood, issue a substantial number of additional shares of our common stock or preferred stock, a combination of common and preferred stock, or debt securities, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•	could likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to service our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

For a more complete discussion of the possible structure of a business combination, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination—Selection of a target business and structuring of a business combination.”

The ability of our stockholders to exercise their conversion rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Accordingly, if a business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the trust fund for possible payment upon such conversion, or we may need to arrange third party financing to help fund the business combination in case a larger percentage of stockholders exercise their conversion rights than we expected. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or the business combination may be more highly leveraged than desirable. As a result, we may not be able to effectuate the most attractive business combination available to us.

Our current officers and directors may resign upon consummation of a business combination and we will have only limited ability to evaluate the management of the target business.

Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel. Because we have not identified or been provided with the identity of, or had any direct or indirect contact with, a potential target business, the role of our current officers and directors in the target business cannot presently be ascertained. Although we expect that Robert Skandalaris, Michael Azar and Patrick T. Flynn, and perhaps others, would remain with the target business by serving in the capacity of an officer or director of such business for a period of 12 to 18 months, or longer, following a business combination, they are not currently obligated to do so.

We will attempt to retain the management of the target business or we will recruit new management team members to join the target business. Although we intend to closely scrutinize the management of a prospective target business in connection with evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of management will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws which could cause us to have to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues that may adversely affect our operations. Specifically, we may be required to expend significant time and money in documenting and updating the target company’s disclosure controls and procedures and internal control over financial reporting in complying with the requirements of the Sarbanes-Oxley Act of 2002.

None of our officers or directors, or any of their affiliates, have ever been associated with a blank check company.

None of our officers or directors, or any of their affiliates, have ever been associated with a blank check company. Accordingly, you may not be able to adequately evaluate their ability to successfully consummate a business combination.

Our officers and directors may not have significant experience or knowledge of the industry of the target business.

If we decide to acquire a target business that operates in a field outside of the realm of experience of our officers and directors, we cannot assure you that our officers and directors will have gained enough experience or have sufficient knowledge relating to the industry of the target business to make an appropriate acquisition decision.

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs, which could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. This could have a negative effect on our ability to consummate a business combination. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours to our affairs. If our executive officers’ or directors’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section appearing elsewhere in this prospectus entitled “Management—Conflicts of interest.” We cannot assure you that these conflicts will be resolved in our favor.

Some of our officers and directors may have conflicts of interest in connection with business opportunities.

Some of our officers and directors are currently associated with entities other than blank check companies which seek to acquire businesses. Accordingly, to the extent that a particular business opportunity is in a business related to the business of another entity with which our officers and directors are associated, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For example, Mr. Skandalaris is chairman of Noble International, Ltd., a public company that provides tailored laser welded blanks and tubes for the automotive industry. Mr. Azar is a Vice President and General Counsel for Noble International, Ltd., and is also General Counsel of Veri-Tek International, Corp., a publicly traded specialty machine tool manufacturer. Furthermore, Mr. Spence has a pre-existing fiduciary obligation to present to Respironics, Inc. business opportunities regarding sleep therapy or respiratory therapy in the home and commercial health care space. Mr. Hubacker has a pre-existing fiduciary obligation to Apollo Management, LP regarding automotive sector investment opportunities. For a complete discussion of our management’s business affiliations and the potential conflicts of interest that you should be aware of, see the sections appearing elsewhere in this prospectus entitled “Management—Directors and Officers” and “Management—Conflicts of interest.” We cannot assure you that these conflicts will be resolved in our favor.

All of our officers and directors directly or indirectly own shares of our common stock that will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All of our officers and directors directly or indirectly own stock in our company, but do not have a right with respect to those shares of common stock acquired by them prior to this offering to receive distributions upon our liquidation. Additionally, Robert J. Skandalaris and Michael C. Azar have agreed with the representative of the underwriters that they and certain of their affiliates or designees will purchase up to 1,600,000 warrants at prices not to exceed $0.70 per warrant in the open market following this offering, subject to certain conditions. The shares and warrants owned by our officers and directors will be worthless if we do not consummate a business combination. The personal and financial interests of our officers and directors may influence their motivation in identifying and selecting a target business and completing a business combination within the required time frame. Consequently, our officers’ and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

If our common stock becomes subject to the Securities and Exchange Commission’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions, and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

It is probable that we will only be able to complete one business combination, which will cause us to be solely dependent on a single business and a limited number of products or services.

The net proceeds from this offering will provide us with only approximately $43,140,000 which we may use to complete a business combination. Our initial business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition. Although we are permitted to raise funds privately or through loans that would allow us to acquire a company with a fair market value in an amount greater than 80% of our net assets at the time of such acquisition, we have not entered into or discussed such financing arrangements with any third party, and there is no assurance that any such financing, if desired, would be available on acceptable terms, if at all. Consequently, it is probable that we will have the ability to complete only a single business combination. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business; or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

Because of the nature of our capital structure, we may be at a disadvantage in attempting to consummate an attractive business combination.

The obligation that we have to seek stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of common stock held by public stockholders in certain instances may reduce the resources available for a business combination. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We may require additional financing to locate a target business or complete a business combination, which may not be available on acceptable terms, if at all.

We will not generate cash from operations prior to a business combination. If the proceeds of this offering not held in trust prove to be insufficient to locate and conduct due diligence on a target business or fund any required lock-up or down payment, either because of the depletion of the available funds in connection with our search and due diligence efforts (for example, because of our obligation to reimburse our officers and directors for their out-of-pocket expenses incurred in connection with activities on our behalf) or the forfeiture of any lock-up payment or down payment in the event of our breach or otherwise, we will be required to seek additional financing. Additionally, if the proceeds of this offering held in trust are insufficient to consummate a business combination (for example, because of the size of the business combination or because we become obligated to convert into cash a significant number of shares from dissenting stockholders), we will be required to seek additional financing. None of our officers, directors or stockholders are required to provide us with any additional financing. Accordingly, we cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed, we may not be able to consummate a business combination or could be compelled to restructure a particular transaction on less favorable terms.

Our initial stockholders paid an aggregate of $25,000, or $0.0125 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our initial stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 29.3% or $1.76 per share (the difference between the pro forma net tangible book value per share of $4.24 and the initial offering price of $6.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination using our common stock as consideration.

In connection with this offering, as part of the units, we will be issuing warrants to purchase 16,000,000 shares of common stock. We will also issue an option to purchase 720,000 units to the representative of the underwriters, which, if exercised, will result in the issuance of an additional 1,440,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and the option could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of any shares issued to complete the business combination. Accordingly, our warrants and the option may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and the option could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and the option are exercised, you may experience dilution to your holdings.

If our initial stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our initial stockholders are entitled to demand that we register the resale of their shares of common stock at any time after the date on which their shares are released from escrow. If our initial stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 2,000,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states and a limited number of other jurisdictions.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, Florida, Hawaii, Illinois, Indiana, New York and Rhode Island. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in these states and in other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section appearing elsewhere in this prospectus entitled “State blue sky information.”

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on the NASDAQ National Market or a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities sponsored and operated by the Nasdaq Stock Market, Inc., but not included on the Nasdaq National Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq National Market or a national exchange.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities,

which may make it difficult for us to complete a business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure;

•	reporting, record keeping, voting, proxy and disclosure requirements; and

•	complying with other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in “government securities” (within the meaning of the Investment Company Act of 1940) with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the Act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Our directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc.

Under policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, certain state securities administrators could take the position that our directors are not “independent” because each of our directors owns shares of our common stock and may receive reimbursement for out-of-pocket expenses incurred by him in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Subject to the availability of cash which is not held in trust (initially $1,100,000 after payment of expenses related to this offering), there is no limit on the amount of out-of-pocket expenses that could be incurred prior to our consummation of a business combination and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by the public stockholders.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.

Since August 2003, based upon publicly available information, we believe that approximately 20 similarly structured blank check companies have completed initial public offerings. Of these companies, we believe only one company has consummated a business combination, while three other companies have announced that they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, we believe there are approximately 16 blank check companies, with more than an aggregate of $460 million in trust, that are seeking to carry out a business plan similar to our business plan. While some of those companies have stated that they intend to complete a business combination in specific industries, a number of them may consummate a business combination in any industry they choose. Therefore, we may be subject to competition from these and other companies seeking to consummate a business plan similar to ours. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time period. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

USE OF PROCEEDS

We have agreed to bear all fees, disbursements and expenses in connection with this offering. We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over- Allotment Option		Over-Allotment Option Exercised
Gross proceeds(1)	$48,000,000.00		$55,200,000.00

Offering expenses(2)
Underwriting discount (7% of gross proceeds)	3,360,000.00		3,864,000.00
Legal fees and expenses (including blue sky services and expenses)	250,000.00		250,000.00
Miscellaneous expenses	39,162.93		39,162.93
Printing and engraving expenses	50,000.00		50,000.00
Accounting fees and expenses	25,000.00		25,000.00
SEC registration fee	19,105.07	(3)	19,105.07	(3)
NASD registration fee	16,732.00	(3)	16,732.00	(3)

Net proceeds
Held in trust	43,140,000.00		49,836,000.00
Not held in trust	1,100,000.00		1,100,000.00

Total net proceeds	$44,240,000.00		$50,936,000.00

(1)	Excludes the payment of $100 from Morgan Joseph & Co. for its purchase option, proceeds from the sale of units under the purchase option and proceeds from exercise of any warrants.

(2)	A portion of the offering expenses have been paid from the funds we received from Messrs. Skandalaris and Azar as described elsewhere in this prospectus. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

(3)	Paid upon prior fee calculation.

	Amount	Percentage
Use of net proceeds not held in trust
Due diligence of prospective target businesses	$250,000.00	(22.7%)
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	350,000.00	(31.8%)
Payment of administrative fee to Quantum Value Management, LLC ($7,500 per month for two years)	180,000.00	(16.4%)
Legal and accounting fees relating to SEC reporting obligations	40,000.00	(3.6%)
Working capital to cover miscellaneous expenses, D&O insurance and reserves	280,000.00	(25.5%)

Total	$1,100,000.00	(100.0%)

$43,140,000, or $49,836,000 if the underwriters’ over-allotment option is exercised in full, of net proceeds will be placed in a trust account at Comerica Bank maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. The proceeds will not be released from the trust account until the earlier of the completion of a business combination and our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

The payment to Quantum Value Management, LLC, an affiliate of Messrs. Skandalaris, Azar, Langevin and Flynn, of a monthly fee of $7,500 is for certain administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in Bloomfield Hills, Michigan. This arrangement is being agreed to by Quantum Value Management, LLC for our benefit and is not intended to provide Messrs. Skandalaris, Azar, Langevin and Flynn compensation in lieu of a salary. We believe, based on rents and fees for similar services in Bloomfield Hills, Michigan, that the fee charged by Quantum Value

Management, LLC is at least as favorable as we could have obtained from an unaffiliated person. Upon completion of a business combination or our liquidation, we will no longer be required to pay this monthly fee.

We intend to use the excess working capital (approximately $280,000) for director and officer liability insurance premiums (approximately $40,000), with the balance of $240,000 being held in reserve in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our initial stockholders in connection with activities on our behalf as described below. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs. We could also use the proceeds of this offering not held in trust to fund a down payment or lock-up payment with respect to a proposed business combination, although we do not have any intention to do so. Depending on the size of such payment and the amount of funds already expended for due diligence and related expenses, our forfeiture of such payment, whether as a result of our breach or otherwise, would likely result in our not having sufficient funds to continue searching for or conducting due diligence with respect to a target business, or conducting similar operations. Without additional financing after such an event, we could be unable to complete a business combination.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business.

Robert J. Skandalaris, our chairman of the board and chief executive officer, and Michael C. Azar, our president, have advanced to us a total of $75,000 which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee and legal fees and expenses. The loans will be payable without interest on the earlier of April 15, 2006 and the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

The net proceeds of this offering not held in the trust account and not immediately required for the purposes set forth above will only be invested in United States “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less, so that we are not deemed to be an investment company under the Investment Company Act of 1940. The interest income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

Commencing on the effective date of this prospectus through the consummation of the acquisition of the target business, we will pay Quantum Value Management, LLC the fee described above. Other than this $7,500 per month administrative fee, no compensation of any kind (including finder’s and consulting fees) will be paid to any of our initial stockholders, our officers or directors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account) only in the event of our liquidation or if that public stockholder were to seek to convert such shares into cash in connection with a business combination which the public stockholder voted against and which we consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At April 18, 2005, our net tangible book value was $24,121, or approximately $0.01 per share of common stock. After giving effect to the sale of 8,000,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at April 18, 2005 would have been $35,640,435 or $4.24 per share, representing an immediate increase in net tangible book value of $4.23 per share to the initial stockholders and an immediate dilution of $1.76 per share or 29.3% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is $8,623,686 less than it otherwise would have been because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account as of the record date for the determination of stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of shares sold in this offering.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$6.00
Net tangible book value before this offering	$0.01
Increase attributable to new investors	4.23

Pro forma net tangible book value after this offering		$4.24

Dilution to new investors		$1.76

The following table sets forth information with respect to our initial stockholders and the new investors:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Initial stockholders	2,000,000	20.0%	$25,000	0.052%	$0.0125
New investors	8,000,000	80.0%	$48,000,000	99.948%	$6.00

	10,000,000	100.0%	$48,025,000	100.0%

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$24,121
Proceeds from this offering	44,240,000
Less: Proceeds held in trust subject to conversion to cash ($43,140,000 x 19.99%)	(8,623,686)

$35,640,435

Denominator:
Shares of common stock outstanding prior to this offering	2,000,000
Shares of common stock included in the units offered	8,000,000
Less: Shares subject to conversion (8,000,000 x 19.99%)	(1,599,200)

8,400,800

CAPITALIZATION

The following table sets forth our capitalization as at April 18, 2005, and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	April 18, 2005
	Actual	As Adjusted
Common stock, $.0001 par value, -0- and 1,599,200 shares which are subject to possible conversion, shares at conversion value	$—	$8,623,686

Stockholders’ equity:
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $.0001 par value, 35,000,000 shares authorized; 2,000,000 shares issued and outstanding and 8,400,800 shares issued and outstanding (excluding 1,599,200 shares subject to possible conversion), as adjusted	200	840
Additional paid-in capital	24,800	35,640,474
Deficit accumulated during the development stage	(879)	(879)

Total stockholders’ equity	24,121	35,640,435

Total capitalization	$24,121	$44,264,121

If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Oakmont Acquisition Corp. is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business. We have not identified or been provided with the identity of, or had any direct or indirect contact with, a potential target business. No person or entity either representing us or affiliated with us has taken any direct or indirect measures to locate a target business, nor have we been approached by unaffiliated sources offering potential candidates. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $400,000 and underwriting discounts of approximately $3,360,000, will be approximately $44,240,000, or $50,936,000 if the underwriters’ over-allotment option is exercised in full. Of this amount, $43,140,000, or $49,836,000 if the underwriters’ over-allotment option is exercised in full, will be held in trust and the remaining $1,100,000 in either event will not be held in trust. We will use substantially all of the net proceeds of this offering not being held in trust to identify and evaluate prospective acquisition candidates, select the target business, and structure, negotiate and consummate the business combination. To the extent that our capital stock or debt securities are used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate approximately $250,000 of expenses for the due diligence and investigation of a target business, $350,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $180,000 for the administrative fee payable to Quantum Value Management, LLC ($7,500 per month for two years), $40,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $280,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $40,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds to the extent such financing is required to consummate a business combination, in which case we may issue additional securities or incur debt in connection with such business combination. We would only consummate such a financing simultaneously with the consummation of a business combination.

We are obligated, commencing on the date of this prospectus, to pay to Quantum Value Management, LLC, an affiliate of Messrs. Skandalaris, Azar, Langevin and Flynn, a monthly fee of $7,500 for certain administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in Bloomfield Hills, Michigan. In addition, on April 15, 2005, Messrs. Skandalaris and Azar advanced $75,000 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. The loans will be payable without interest on the earlier of April 15, 2006 and the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

PROPOSED BUSINESS

Overview

We are a blank check company incorporated in Delaware on April 15, 2005, in order to serve as a vehicle for a business combination with an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on acquiring a manufacturing and distribution company in the industrial sector headquartered in North America.

We intend to focus on cash flow positive manufacturing and distribution companies that are well positioned to capitalize on the increasing demand we believe exists in the industrial sector. During the economic slowdown which began in the first half of 2000, the industrial sector experienced a dramatic decline in orders. Many companies which had traditionally purchased significant amounts of industrial equipment delayed such spending during this slowdown. This sustained downturn caused financial distress across the industrial sector and we believe many portions of this sector are just now beginning to recover. We believe that companies are already committing, and will continue to commit, capital to industrial goods to replace obsolete equipment and to meet demands from end-users who are expanding capital projects. If we acquire such a company, our goal would be to provide the necessary capital and managerial experience to capitalize on potential growth.

Within the industrial sector, we intend to focus on companies that have well developed technology or proprietary products or practices that have not yet been fully commercialized. We believe that through our business judgment and experience in bringing such applications to market, we can capitalize on such opportunities. If we acquire such a company, our goal would be to maximize the commercial aspects of the technology or process and thereby increase the profitability and growth of the company.

Examples of qualities we will look for in a target manufacturing and distribution company include:

•	a focus on manufacturing and distribution of heavy equipment and parts;

•	a technological advantage within a product niche;

•	a company well situated to serve as a platform company to consummate additional acquisitions or which has significant growth potential on its own;

•	a company that is operationally and/or strategically challenged; and/or

•	a potentially highly leveraged company that is seeking additional capital.

After effecting a business combination, we intend to realize and enhance shareholder value through strategic planning, cost reductions, complementary acquisitions, divestitures of non-strategic assets and high return capital expenditure programs.

We intend to source our target business opportunities from various internal and external sources. We believe that we will be able to generate deal flow from internal sources primarily resulting from personal contacts and relationships that our officers and directors have developed and maintain in the industrial sector, as well as through relationships they have developed and maintain with various professionals, including accountants, consultants, commercial bankers, attorneys, regional brokers and other investors. We will also seek to generate deal flow from external sources by contacting investment bankers, venture capital funds, private equity funds, and other members of the financial community which may present solicited or unsolicited proposals.

While we may or may not consummate our business combination with a company involved in manufacturing and distribution, we believe this focus should prove to be an attractive area in which to find a target business, and we believe that many companies in those areas would find the opportunity to sell to us attractive as well. We believe that the owners of many potential target companies would find an acquisition by us to be an easier and less risky route to liquidity than going through an initial public offering.

Effecting a business combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

We have not identified or approached any target business

We have not identified or been provided with the identity of, or had any direct or indirect contact with, a potential target business. No person or entity either representing us or affiliated with us has taken any direct or indirect measures to locate a target business, nor have we been approached by unaffiliated sources offering potential candidates. Subject to the limitations that a target business have a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. Accordingly, there is no reliable basis for investors in this offering to currently evaluate the possible merits or risks of the target business with which, or industry in which, we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, management buyout funds and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors as well as their affiliates may also bring to our attention target business candidates. In no event, however, will our existing officers, directors or stockholders or any entity with which they are affiliated receive a finder’s fee, consultation fee, or other compensation from any person or entity for services rendered in connection with the consummation of a business combination involving us or an affiliate of ours.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business.

We intend to focus our efforts on acquiring a manufacturing and distribution company in the industrial sector. The Standard & Poor’s Capital IQ database tracks 957 publicly-traded companies and 5,396 privately held companies that (i) are classified as industrial/capital goods companies, (ii) have sales in excess of $50 million, and (iii) have their primary location in North America. Additionally, this database is not exhaustive and likely excludes certain subsidiaries or divisions of publicly-traded companies as well as certain privately-held companies that may be attractive to us as a target business. As a result, we believe there is a plentiful supply of acquisition candidates. In addition, although we will focus on acquiring an operating business in the industrial sector, we may acquire companies operating in any industry we choose.

In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;

•	cash flow potential;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry by competitors;

•	stage of development of the products, processes or services;

•	security measures employed to protect technology, trademarks or trade secrets;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

The structure of a particular business combination may take the form of a merger, capital stock exchange, asset acquisition or other similar structure. Although we have no commitments as of the date of this offering to issue our securities, we will, in all likelihood, issue a substantial number of additional shares of our common stock or preferred stock, a combination of common and preferred stock, or debt securities, to complete a business combination. If our business combination does entail the contemporaneous acquisition of several operating businesses and with different sellers, we will need to convince such sellers to agree that the purchase of their businesses is contingent upon the simultaneous closings of the other acquisitions.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, we will not pay any finder’s or consulting fees to our initial stockholders, or any of their respective affiliates, for services rendered to or in connection with a business combination.

Fair market value of target business

The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. Although we are permitted to raise funds privately or through loans that would allow us to acquire a company with a fair market value in an amount greater than 80% of our net assets at the time of such acquisition, we have not entered into or discussed such financing arrangements with any third party, and there is no assurance that any such financing, if desired, would be available on acceptable terms, if at all. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business has sufficient fair market value.

Probable lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is probable that we will have the ability to effect only a single business combination. Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination; and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Limited ability to evaluate the target business’ management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business cannot presently be stated with any certainty. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

In connection with the vote required for any business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our initial stockholders, officers and directors. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both vote against the business combination and exercise their conversion rights.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares of common stock sold in this offering. Without taking into any account interest earned on the trust account, the initial per-share conversion price would be $5.39, or $0.61 less than the per-unit offering price of $6.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering both vote against a business combination and exercise their conversion rights.

Liquidation if no business combination

If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. Our initial stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust account with respect to our warrants, which will expire worthless.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $5.39, or $0.61 less than the per-unit offering price of $6.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could be prior to the claims of our public stockholders. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, Robert J. Skandalaris, our chairman of the board and chief executive officer, and Michael C. Azar, our president, will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or various vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, we cannot assure you that Messrs. Skandalaris and Azar will be able to satisfy those obligations.

Furthermore, we cannot assure you that the actual per-share liquidation price will not be less than $5.39, plus interest, due to claims of creditors.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so within 24 months following the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, the issuance of our debt or equity securities or a combination of the foregoing, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	our obligation to seek stockholder approval of a business combination may delay or threaten the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and

•	our outstanding warrants and the option, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that to the extent that our target business is a privately held entity, our status as a well-financed public entity may give us a competitive advantage over entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our executive offices at 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304. Quantum Value Management, LLC has agreed to provide us with certain limited administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, at this location pursuant to a letter agreement between us and Quantum Value Management, LLC. The cost for the foregoing services to be provided to us by Quantum Value Management, LLC is $7,500 per month. We believe, based on rents and fees for similar services in the Bloomfield Hills, Michigan area, that the fee charged by Quantum Value Management, LLC is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

We have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic reporting and audited financial statements

We will register our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, our annual reports will contain financial statements audited and reported on by our independent accountants.

We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. In addition, our management will ensure that the target company is compliant, on a timely basis, with the Sarbanes-Oxley Act of 2002. Our management believes that the requirement of having available audited financial statements for the target business, as well as achieving timely compliance with the Sarbanes-Oxley Act of 2002, will not materially limit the pool of potential target businesses available for acquisition.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters have not exercised their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms under a Rule 419 Offering
Escrow of offering proceeds	$43,140,000 of the net offering proceeds will be deposited into a trust account at Comerica Bank maintained by Continental Stock Transfer & Trust Company.	$40,176,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds	The $43,140,000 of net offering proceeds held in trust will only be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

	Terms of Our Offering	Terms under a Rule 419 Offering
Limitation on fair value or net assets of target business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represented at least 80% of the maximum offering proceeds.

Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless Morgan Joseph & Co. informs us of its decision to allow earlier separate trading provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Current Report on Form 8-K. Although we will not distribute copies of the Current Report on Form 8-K to individual unit holders, the Current Report on Form 8-K will be available on the Web site of the Securities and Exchange Commission after filing. See the section appearing elsewhere in this prospectus entitled “Where You Can Find Additional Information.”	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

Exercise of the warrants	The warrants cannot be exercised until the later of the completion of a business combination and July 12, 2006 and, accordingly, will be exercised only after the trust account has been terminated and distributed.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective

	Terms of Our Offering	Terms under a Rule 419 Offering
	this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust account. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.	amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

Business combination deadline	A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination and our liquidation upon failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination and the failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Robert J. Skandalaris	52	Chairman of the Board and Chief Executive Officer
Michael C. Azar	41	President, Secretary and Director
Patrick T. Flynn	39	Chief Financial Officer
David J. Langevin	54	Director
Frederick L. Hubacker	60	Director
Lee M. Canaan	46	Director
Mark T. Behrman	42	Director
Donald J. Spence	51	Director

Robert J. Skandalaris has been our Chairman of the Board and Chief Executive Officer since our inception. Mr. Skandalaris is currently a Managing Director and Principal of Quantum Value Management, LLC, the general partner of Quantum Value Partners, LP, a private equity fund. Mr. Skandalaris is also the founder and current Chairman of Noble International Ltd., a full-service provider of tailored laser welded blanks and tubes for the automotive industry. Prior to founding Noble in 1993, Mr. Skandalaris was Vice Chairman and a shareholder of The Oxford Investment Group, Inc., a Michigan-based merchant banking firm, and served as Chairman and Chief Executive Officer of Acorn Asset Management, a privately held investment advisory firm. Mr. Skandalaris began his career as a Certified Public Accountant with the national accounting firm of Touche Ross & Co. Mr. Skandalaris holds a B.A. from Michigan State University and a M.S.A. from Eastern Michigan University.

Michael C. Azar has been our President, Secretary and a Director since our inception. Mr. Azar is currently a Managing Director and Principal of Quantum Value Management, LLC, the general partner of Quantum Value Partners, LP, a private equity fund. Mr. Azar has served as Vice President and General Counsel for Noble International, Ltd. since 1996. He also served as a member of Noble’s Board of Directors from December 1996 until November 1997. Mr. Azar is also an executive officer of Veri-Tek International, Corp., a publicly traded specialty machine tool manufacturer. Prior to joining Noble, Mr. Azar was employed as General Counsel to River Capital, Inc., an investment banking firm, from January through November 1996. From 1988 to 1995, Mr. Azar practiced law with the firm of Mason, Steinhardt, Jacobs and Perlman in Southfield, Michigan. Mr. Azar holds a B.A. from Kalamazoo College and a J.D. from the University of Detroit.

Patrick T. Flynn has been our Chief Financial Officer since our inception. Mr. Flynn is currently a Managing Director of Quantum Value Management, LLC, the general partner of Quantum Value Partners, LP, a private equity fund. Mr. Flynn served as Vice-President—Strategic Planning for Oxford Automotive, Inc., from 2003 to 2005 and Chief Financial Officer from January 2004 to July 2004. Oxford Automotive is a supplier of specialized welded metal assemblies. Oxford Automotive filed for Chapter 11 bankruptcy to effect a plan of reorganization in December 2004 and it emerged from Chapter 11 protection in March 2005. Prior to joining Oxford Automotive, Mr. Flynn was Vice President of the Oxford Investment Group from 1996 to 2003. Mr. Flynn also served as Assistant Vice President—Asset-Based Lending and Vice President—Middle Market Banking with Comerica Bank from 1987 to 1996. Mr. Flynn has a B.A. from the University of Notre Dame and a M.B.A. from the University of Michigan.

David J. Langevin has been a Director of the Company since our inception. Mr. Langevin is currently a Managing Director and Principal of Quantum Value Management, LLC, the general partner of Quantum Value Partners, LP, a private equity fund. From 1998 to 2000, Mr. Langevin served as Executive Vice President—M&A for Environmental Systems Products, which focuses on vehicle emissions and safety testing. From 1993 to 1998, Mr. Langevin was Executive Vice President—M&A for Terex Corporation, a manufacturer of capital goods and equipment. From 1977 to 1993, Mr. Langevin worked as a partner for KCS Industries, which provided management services for Terex Corporation, and prior he worked at Ernst & Young. Mr. Langevin is a C.P.A. with a B.S. from Illinois State University and a M.B.A. from DePaul University.

Frederick L. Hubacker has been a Director of the Company since our inception. Mr. Hubacker is currently a Senior Executive Consultant for Apollo Management L.P., a $10 billion private equity firm, a position he has held since 2002. Mr. Hubacker has served on the Noble International Ltd Board of Directors since 2004. Prior to joining Apollo, from 2001 to 2002, Mr. Hubacker served as Vice Chairman for Venture Companies Worldwide, a privately held supplier of automotive interior systems, cockpit modules and front end systems. Mr. Hubacker also served as Chief Executive Officer for New Venture Gear, Inc., an auto supply company, from 1996 to 2000. Prior to joining New Venture Gear, Mr. Hubacker was the Chief Operating Officer, and later President, for Textron, Inc. from 1993 to 1995. Textron is a global multi-industry company with businesses in the general aviation, aerospace and defense, and industrial and commercial finance markets. Mr. Hubacker holds a B.A. from Michigan State University and a M.B.A. from Wayne State University.

Lee M. Canaan has been a Director of the Company since our inception. Ms. Canaan is currently the managing director of the Braeburn Special Opportunities Funds, a group of hedge funds based in Bloomfield Hills, Michigan. Prior to joining Braeburn, Ms. Canaan was a Managing Director of The Pembrook Group, a private investing and financial advisory firm in Houston, Texas. Prior to joining Pembrook, she served as a Senior High Yield Analyst for AIM Capital Management, Inc., an investment firm located in Houston, Texas. Prior to joining AIM Capital Management, Inc. in 1996, Ms. Canaan was a Financial Consultant for ARCO Transportation Company in Long Beach, California, which owns and operates common carrier interests. Ms. Canaan served on the Noble International, Ltd. Board of Directors from 2001 through 2004. Ms. Canaan holds a B.S. in geological sciences from the University of Southern California and a M.B.A. in Finance from the Wharton School at the University of Pennsylvania.

Mark T. Behrman has been a Director of the Company since our inception. Mr. Behrman is the Managing Director of J. Giordano Securities Group. Prior to that, Mr. Behrman was co-founder and the Chief Operating Officer of Berko Productions, LLC, an entertainment company that specializes in the production and acquisition of feature films and television programming for worldwide distribution. Mr. Behrman has served on the Noble International Ltd Board of Directors since 1999. Previously, Mr. Behrman served as a Managing Director in the U.S. Operations Division of Trade.com Global Markets, Inc., an international financial services firm, and as the Head of Corporate Finance for its predecessor, BlueStone Capital Partners, LP., an investment banking firm. While employed by Global Markets, Mr. Behrman also held the title of Executive Vice President of Trade.com Online Securities, Inc., a wholly-owned subsidiary of Global Markets, from January 2001 to August 2001. In October 2001, a petition for voluntary bankruptcy was filed by Trade.com Online Securities, Inc. in the U.S. Bankruptcy Court for the Southern District of New York. Mr. Behrman holds a B.S./B.A. from The State University of New York at Binghamton and a M.B.A. from Hofstra University.

Donald J. Spence has been a Director of the Company since our inception. Mr. Spence is currently the President of the Home Health Care division of Respironics, Inc., a manufacturer of home health care solutions. From 2001 to 2004, Mr. Spence served as President, Chief Executive Officer and previously Executive Vice President at GKNK Sinter Metals and GKN Automotive, divisions of GKN plc., a worldwide technology engineering company. From 1998 to 2001, Mr. Spence served as Senior Vice President of Global Sales and Marketing for GKNK Sinter Metals. Mr. Spence served as President of Datex-Ohmeda, Inc. from 1997 to 1998. Datex-Ohmeda is a supplier of anesthesia and critical care solutions. From 1988 to 1997, Mr. Spence served in a number of positions with Datex-Ohmeda, including Vice President of Global Marketing. From 1981 to 1988, Mr. Spence served in a variety of finance and strategic planning positions with such companies as Ford Motor Co., Gelman Science, Inc., Airco Carbon, and BOC Group plc. Mr. Spence holds a B.A. from Michigan State University and a M.A. from Central Michigan University.

Our board of directors has seven directors and is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Donald J. Spence and Mark T. Behrman, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Frederick L. Hubacker and Lee M. Canaan, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Robert J. Skandalaris, Michael C. Azar and David J. Langevin, will expire at the third annual meeting. These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition.

Executive compensation

No executive officer or director has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we will pay Quantum Value Management, LLC, an affiliate of Messrs. Skandalaris, Azar, Langevin and Flynn, a fee of $7,500 per month for providing us with certain limited administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in Bloomfield Hills, Michigan. However, this arrangement is solely for our benefit and is not intended to provide Messrs. Skandalaris, Azar, Langevin and Flynn compensation in lieu of a salary. No other executive officer or director has a relationship with or interest in Quantum Value Management, LLC.

Other than this $7,500 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our initial stockholders, our officers or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our initial stockholders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. If none of our directors are deemed “independent,” we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Conflicts of interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Accordingly, to the extent that a particular business opportunity is in a business related to the business of another entity with which our officers and directors are associated, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For example, Mr. Skandalaris is chairman of Noble International, Ltd., a public company that provides tailored laser welded blanks and tubes for the automotive industry. Mr. Azar is a Vice President and General Counsel for Noble International, Ltd., and is also General Counsel of Veri-Tek International, Corp., a publicly traded specialty machine tool manufacturer. Furthermore, Mr. Spence has a pre-existing fiduciary obligation to present to Respironics, Inc. business opportunities regarding sleep therapy or respiratory therapy in the home and commercial health care space. Mr. Hubacker has a pre-existing fiduciary obligation to Apollo Management, LP regarding automotive sector investment opportunities.

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•	Since our directors own shares of our common stock which will be released from escrow only if a business combination is successfully completed, and may own warrants which will expire worthless if a business combination is not consummated, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination on a timely basis and securing the release of their stock.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, all of our officers and directors have agreed, until the earlier of a business combination, our liquidation and such time as he ceases to be an officer or a director, to present to us for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any pre-existing fiduciary obligations he might have.

In connection with the vote required for any business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution but only with respect to those shares of common stock acquired by them prior to this offering.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our initial stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 29, 2005, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming they do not purchase units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner(1)			Before Offering	After Offering

Robert J. Skandalaris	1,300,000	(2)	65.0%	13.0%
Michael C. Azar	780,000	(3)	39.0	7.8
David J. Langevin	180,000		9.0	1.8
Frederick L. Hubacker	20,000		1.0	*
Lee M. Canaan	20,000		1.0	*
Mark T. Behrman	20,000		1.0	*
Donald J. Spence	20,000		1.0	*
Patrick T. Flynn	0	(4)	0.0	*
All directors and officers as a group (8 individuals)	2,000,000		100.0%	20.0%

*	Less than 1%.

(1)	The business address of each person is 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304.

(2)	Includes 360,000 shares of common stock held by KrisLee & Associates, LLC. Mr. Skandalaris is the managing member of KrisLee & Associates, LLC, a limited liability company whose members are Mr. Skandalaris and his children. Also includes 360,000 shares of common stock held by QVM Oakmont Services LLC. Mr. Skandalaris is a managing member of QVM Oakmont Services LLC. QVM Oakmont Services LLC may distribute its shares to its members at a later date. To the extent such shares are not distributed to its members, they will be retained by QVM Oakmont Services LLC.

(3)	Includes 360,000 shares of common stock held by QVM Oakmont Services LLC. Mr. Azar is a managing member of QVM Oakmont Services LLC. QVM Oakmont Services LLC may distribute its shares to its members at a later date. To the extent such shares are not distributed to its members, they will be retained by QVM Oakmont Services LLC.

(4)	Does not include any shares held by QVM Oakmont Services LLC of which such person or entity is a current member.

Immediately after this offering, our initial stockholders, which include all of our officers and directors, collectively, will beneficially own 20% of the then issued and outstanding shares of our common stock. Because of this ownership block, these initial stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

All of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•	three years following the date of this prospectus;

•	our liquidation; and

•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children, trusts established for their benefit, or to affiliated companies, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our initial stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

Robert J. Skandalaris and Michael C. Azar have agreed with Morgan Joseph & Co. that after this offering is completed and within the first forty trading days after separate trading of the warrants has commenced, they or certain of their affiliates or designees will collectively purchase up to 1,600,000 warrants in the public marketplace at prices not to exceed $0.70 per warrant. They have further agreed that any warrants purchased by them or their affiliates or designees will not be sold or transferred until after we have completed a business combination. The warrants may trade separately on the 90th day after the date of this prospectus unless Morgan Joseph & Co. determines that an earlier date is acceptable. In no event will Morgan Joseph & Co. allow separate trading of the common stock and warrants until we file a Current Report on Form 8-K with the Securities and Exchange Commission, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering including any proceeds we receive from the exercise of the over-allotment option if such option is exercised prior to our filing of the Current Report on Form 8-K. Although we will not distribute copies of the Current Report on Form 8-K to individual unit holders, the Current Report on Form 8-K will be available on the Web site of the Securities and Exchange Commission after filing. See the section appearing elsewhere in this prospectus entitled “Where You Can Find Additional Information.”

Robert J. Skandalaris and Michael C. Azar may be deemed to be our “parents” and “promoters,” as these terms are defined under the Federal securities laws.

CERTAIN TRANSACTIONS

On April 15, 2005, we issued 2,000,000 shares of our common stock to the parties set forth below for $25,000 in cash, at an average purchase price of $0.0125 per share, as follows:

Name	Number of Shares	Relationship to Us
Robert J. Skandalaris(1) (2) (3)	1,152,453	Chairman of the Board and Chief Executive Officer
Michael C. Azar(2) (3)	587,547	President, Secretary and Director
David J. Langevin	180,000	Director
Frederick L. Hubacker	20,000	Director
Lee M. Canaan	20,000	Director
Mark T. Behrman	20,000	Director
Donald J. Spence	20,000	Director

(1)	On April 18, 2005, Robert J. Skandalaris contributed 360,000 shares of our common stock to KrisLee & Associates, LLC, a limited liability company whose members are Robert J. Skandalaris and his children. Mr. Skandalaris retained 792,453 shares of our common stock.

(2)	On April 27, 2005, Robert J. Skandalaris and Michael C. Azar contributed an aggregate of 340,000 shares of our common stock to QVM Oakmont Services LLC. Robert J. Skandalaris contributed 192,453 shares of common stock to QVM Oakmont Services LLC, and retained 600,000 shares of common stock. Michael C. Azar contributed 147,547 shares of common stock to QVM Oakmont Services LLC, and retained 440,000 shares of common stock.

(3)	On July 7, 2005, Robert J. Skandalaris and Michael C. Azar contributed an aggregate amount of 20,000 shares of our common stock to QVM Oakmont Services LLC. Robert J. Skandalaris contributed 15,000 shares of common stock to QVM Oakmont Services LLC, and retained 585,000 shares of common stock. Michael C. Azar contributed 5,000 shares of common stock to QVM Oakmont Services LLC, and retained 435,000 shares of common stock.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Quantum Value Management, LLC, an affiliate of Messrs. Skandalaris, Azar, Langevin and Flynn, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us certain limited administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in Bloomfield Hills, Michigan, as we may require from time to time. We have agreed to pay Quantum Value Management, LLC $7,500 per month for these services. Messrs. Skandalaris, Azar, Langevin and Flynn are each a managing member and partial owner of Quantum Value Management, LLC and, as a result, will benefit from the transaction to the extent of their interest in or position with Quantum Value Management, LLC.

However, this arrangement is solely for our benefit and is not intended to provide Messrs. Skandalaris, Azar, Langevin and Flynn compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Bloomfield Hills, Michigan area, that the fee charged by Quantum Value Management, LLC is at least as favorable as we could have obtained from an unaffiliated person. However, if our directors are not deemed “independent,” we will not have had the benefit of disinterested directors approving this transaction.

Robert J. Skandalaris and Michael C. Azar have advanced a total of $75,000 to us as of the date of this prospectus to cover expenses related to this offering. The loans will be payable without interest on the earlier of April 15, 2006 and the consummation of this offering. We intend to repay these loans from the proceeds of this offering not being placed in trust.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s and consulting fees, will be paid to any of our initial stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case, who had access, at our expense, to our attorneys or independent legal counsel.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 35,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 2,000,000 shares of common stock are outstanding, held by nine record holders. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th day after the date of this prospectus unless Morgan Joseph & Co. informs us of its decision to allow earlier separate trading, provided that, in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K. Although we will not distribute copies of the Current Report on Form 8-K to individual unit holders, the Current Report on Form 8-K will be available on the Web site of the Securities and Exchange Commission after filing. See the sections appearing elsewhere in this prospectus entitled “Where You Can Find Additional Information.”

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our initial stockholders, officers and directors. Additionally, our initial stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights discussed below.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our initial stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred stock

Our certificate of incorporation, as amended, authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share (other than those warrants underlying the representative’s purchase option, which shall have an exercise price of $5.70), subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	July 12, 2006.

The warrants will expire July 11, 2009 at 5:00 p.m., New York City local time.

We may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $.01 per warrant;

•	at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase option

We have agreed to sell to Morgan Joseph & Co. an option to purchase up to a total of 720,000 units at a per-unit price of $7.50. The units issuable upon exercise of this option are identical to those offered by this prospectus, except that each of the warrants underlying this option entitles the holder to purchase one share of our common stock at a price of $5.70. For a more complete description of the purchase option, see the section appearing elsewhere in this prospectus entitled “Underwriting—Purchase Option.”

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then current board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our transfer agent and warrant agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares eligible for future sale

Immediately after this offering, we will have 10,000,000 shares of common stock outstanding, or 11,200,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 8,000,000 shares sold in this offering, or 9,200,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 2,000,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to April 15, 2006. In addition, all of those shares have been placed in escrow and will not be transferable until July 12, 2008 and will only be released prior to that date subject to certain limited exceptions.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 100,000 shares immediately after this offering (or 112,000 if the underwriters exercise their over-allotment option); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Availability of Rule 144 to Resales of Stock of Blank Check Companies

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our 2,000,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. All of the above stockholders also have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. In addition, the holders of the units, underlying warrants or common stock issuable under the Morgan Joseph & Co. purchase option are entitled to make one demand that we register these securities at the election of the holders of 51% of such securities. In addition, these holders have certain “piggy-back” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Morgan Joseph & Co. is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units
Morgan Joseph & Co. Inc.	6,000,000
Wells Fargo Securities, LLC	2,000,000

Total	8,000,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State blue sky information

We will offer and sell the units to retail customers only in Colorado, Delaware, Florida, Hawaii, Illinois, Indiana, New York and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective.

If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state may purchase the units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Under the National Securities Markets Improvement Act of 1996, the resale of the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, are preempted from state registration requirements because we will file periodic and annual reports under the Securities Exchange Act of 1934.

We believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following jurisdictions, without any notice filings or fee payments, based upon registration of the units, the common stock and warrants in those jurisdictions or the availability of another applicable exemption from the jurisdiction’s registration requirements:

•	immediately in Colorado, Delaware, Florida, Georgia, Hawaii, Illinois, Kentucky, New York, Pennsylvania and Rhode Island;

•	commencing October 10 in Iowa, Maine, Missouri, Nevada and New Mexico; and

•	commencing January 8 in Alabama and Massachusetts.

We will amend this prospectus for the purpose of disclosing additional states, if any, which advise us that our securities will be eligible for secondary trading without registration.

Pricing of securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $0.25 per unit.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-allotment option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 1,200,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Unit	Without Option	With Option
Public offering price	$6.00	$48,000,000	$55,200,000
Discount	$0.42	$3,360,000	$3,864,000
Proceeds before expenses(1)	$5.58	$44,640,000	$51,336,000

(1)	The offering expenses are estimated at $400,000.

Purchase Option

We have agreed to sell to Morgan Joseph & Co., for $100, an option to purchase up to a total of 720,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus, except that each of the warrants underlying this option entitles the holder to purchase one share of our common stock at a price of $5.70. The option may only be exercised or converted by the option holder. This option is exercisable at $7.50 per unit, and may be exercised on a cashless basis, commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring July 11, 2009. For purposes of determining the reasonableness of underwriting compensation received by the underwriters in connection with the offering pursuant to Rule 2710(c)(3) of the NASD Conduct Rules (which also includes cash compensation received by the underwriters in the form of the underwriting discount), the NASD has deemed the purchase option and the 720,000 units, the 720,000 shares of common stock and the 1,440,000 warrants underlying such units, and the 1,440,000 shares of common stock underlying such warrants, to be “non-cash compensation” paid by the Company to the underwriters in connection with the offering, and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the purchase option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus. However, the purchase option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part of, the purchase option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, commencing July 12, 2005, with respect to the registration under the Securities Act of 1933 of the securities directly and indirectly issuable upon exercise of the purchase option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the purchase option will not be adjusted for issuances of common stock at a price below its exercise price.

Regulatory restrictions on the purchase of securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other terms

We have granted the representative the right to have its designee present at all meetings of our board of directors until we consummate a business combination. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors’ meetings, but will not have voting rights. The representative has not named a designee as of the date of this prospectus.

Although we are not under any contractual obligation to engage any of the underwriters to provide services for us after this offering, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provides services to us after the offering we may pay such underwriter fair and reasonable fees that would be determined in an arm’s length negotiation; provided, that no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the date of this prospectus.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by McDermott Will & Emery LLP, New York, New York. Benesch, Friedlander, Coplan & Aronoff LLP, Cleveland, Ohio, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Goldstein Golub Kessler LLP are included in reliance upon their report given upon the authority of Goldstein Golub Kessler LLP as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

OAKMONT ACQUISITION CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Stockholders

Oakmont Acquisition Corp.

We have audited the accompanying balance sheet of Oakmont Acquisition Corp. (a corporation in the development stage) as of April 18, 2005, and the related statements of operations, stockholders’ equity and cash flows for the period from April 15, 2005 (inception) to April 18, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oakmont Acquisition Corp. as of April 18, 2005, and the results of its operations and its cash flows for the period from April 15, 2005 (inception) to April 18, 2005, in conformity with United States generally accepted accounting principles.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

May 2, 2005

Oakmont Acquisition Corp.

(a corporation in the development stage)

Balance Sheet

April 18, 2005

ASSETS

Current asset - Cash	$100,000

Total assets	$100,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued expenses	$879
Note payable, stockholders	75,000

Total liabilities	75,879

Commitment

Stockholders’ equity
Preferred stock, $.0001 par value
Authorized 1,000,000 shares; none issued
Common stock, $.0001 par value
Authorized 35,000,000 shares
Issued and outstanding 2,000,000 shares	200
Additional paid-in capital	24,800
Deficit accumulated during the development stage	(879)

Total stockholders’ equity	24,121

Total liabilities and stockholders’ equity	$100,000

See Notes to Financial Statements.

Oakmont Acquisition Corp.

(a corporation in the development stage)

Statement of Operations

For the period from April 15, 2005 (inception) to April 18, 2005

Formation and operating costs	$879

Net loss	$(879)

Weighted average shares outstanding	2,000,000

Net loss per share	$(0.00)

See Notes to Financial Statements

Oakmont Acquisition Corp.

(a corporation in the development stage)

Statement of Stockholders’ Equity

For the period from April 15, 2005 (inception) to April 18, 2005

	Common Stock		Addition paid-in capital	Deficit Accumulated During the Development Stage	Stockholders’ Equity
	Shares	Amount
Common shares issued April 15, 2005 at $.0125 per share	2,000,000	$200	$24,800		$25,000
Net Loss				$(879)	(879)

Balance at April 18, 2005	2,000,000	$200	$24,800	$(879)	$24,121

See Notes to Financial Statements.

Oakmont Acquisition Corp.

(a corporation in the development stage)

Statement of Cash Flows

For the period from April 15, 2005 (inception) to April 18, 2005

Cash flow from operating activities
Net loss	$(879)
Increase in accrued expenses	879

Net cash used in operating activities	—

Cash flows from financing activities
Proceeds from notes payable, stockholders	75,000
Proceeds from sale of shares of common stock	25,000

Net cash provided by financing activities	100,000

Net increase in cash and cash at end of period	$100,000

See Notes to Financial Statements.

Oakmont Acquisition Corp.

Notes to Financial Statements

1.    Organization, Business Operations and Significant Accounting Policies

Oakmont Acquisition Corp. (the “Company”) was incorporated in Delaware on April 15, 2005 as a blank check company whose objective is to acquire an operating business.

At April 18, 2005, the Company had not yet commenced any operations. All activity through April 18, 2005 relates to the Company’s formation and the proposed public offering described below. The Company has selected December 31 as its fiscal year-end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (“Proposed Offering”) which is discussed in Note 2. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all of the net proceeds of this Proposed Offering are intended to be generally applied toward consummating a business combination with an operating business (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, at least ninety percent (90%) of the net proceeds, after payment of certain amounts to the underwriter, will be held in a trust account (“Trust Account”) and invested in government securities until the earlier of (i) the consummation of a first Business Combination or (ii) liquidation of the Company. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Proposed Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Proposed Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 2,000,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Proposed Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note 2).

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards and temporary differences, aggregating approximately $299. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at April 18, 2005.

Oakmont Acquisition Corp.

Notes to Financial Statements (Continued)

1.    Organization, Business Operations and Significant Accounting Policies (Continued)

The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.    Proposed Public Offering

The Proposed Offering calls for the Company to offer for public sale up to 8,000,000 units (“Units”). Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two redeemable common stock purchase warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company two shares of common stock at an exercise price of $5.00 commencing the later of the completion of a business combination with a target business or one year from the effective date of the Proposed Offering and expiring four years from the effective date of the Proposed Offering. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

In addition, the Company has agreed to sell to Morgan Joseph & Co., for $100, an option to purchase up to a total of 720,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus, except that each of the warrants underlying this option entitles the holder to purchase one share of our common stock at a price of $5.70. This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring five years from the date of this prospectus. In lieu of exercise, the option may be converted into units (i.e., a “cashless exercise”) to the extent that the market value of the units at the time of conversion exceeds the exercise price of the option. The option may only be exercised or converted by the option holder.

The sale of the option will be accounted for as an equity transaction. Accordingly, there will be no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale would be approximately $513,410, using an expected life of four years, volatility of 18.5% and a risk-free interest rate of 3.85%.

The volatility calculation of 18.5% is based on the 180-day volatility of the Russell 2000 Index. Because the Company does not have a trading history, the Company needed to estimate the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the 180-day volatility of the Russell 2000 Index because its management believes that the volatility of this index is a reasonable benchmark to use in estimating the expected volatility for the Company’s common stock. Utilizing a higher volatility would have had the effect of increasing the implied value of the option. For comparative purposes, if the Company had assumed for purposes of the Black-Scholes model a volatility of double the volatility of the 180-day Russell 2000 Index, or 37%, it would have yielded an option value of $1,142,201, and a volatility of quadruple the volatility of the 180-day Russell 2000 Index, or

Oakmont Acquisition Corp.

Notes to Financial Statements (Continued)

74%, would have yielded an option value of $2,266,991. Although an expected life of four years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a business combination within the prescribed time period and liquidates, the option would become worthless.

Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part of, the purchase option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of 1933 of the securities directly and indirectly issuable upon exercise of the purchase option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the purchase option will not be adjusted for issuances of common stock at a price below its exercise price.

3.    Notes Payable, Stockholders

The Company issued an aggregate of $75,000 of unsecured promissory notes to two Initial Stockholders, who are also officers, on April 15, 2005. The notes are non-interest bearing and are payable on the earlier of April 15, 2006 or the consummation of the Proposed Offering. Due to the short-term nature of the notes, the fair value of the notes approximates their carrying amount.

4.    Commitment

The Company utilizes certain limited administrative, technology and secretarial services, as well as certain limited office space provided by an affiliate of three Initial Stockholders. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such services available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Proposed Offering.

In addition, upon the close of the Company’s underwritten initial public offering, the Company will pay to Morgan Joseph & Co., serving as the underwriting syndicate’s representative, seven percent (7%) of the gross proceeds of the offering (the “Underwriters’ Discount”). The Underwriters’ Discount will amount to an aggregate of $3,360,000 if the underwriters do not exercise their over-allotment option, and an aggregate of $3,864,000 if the over-allotment option is exercised in full.

Furthermore, the Company’s Chief Executive Officer, Robert J. Skandalaris, and its President, Michael C. Azar, have agreed with Morgan Joseph & Co. that after the Company’s initial public offering is completed and within the first forty trading days after separate trading of the warrants has commenced, they or certain of their affiliates or designees will collectively purchase up to 1,600,000 warrants in the public marketplace at prices not to exceed $0.70 per warrant. They have further agreed that any warrants purchased by them or their affiliates or designees will not be sold or transferred until after the Company has completed a business combination. The warrants may trade separately on the 90th day after the date of the Company’s prospectus unless Morgan Joseph & Co. determines that an earlier date is acceptable.

5.    Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Until August 6, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

OAKMONT ACQUISITION CORP.

8,000,000 Units

PROSPECTUS

MORGAN JOSEPH

WELLS FARGO SECURITIES

July 12, 2005